2013-1 EETC Investor Presentation United Airlines, Inc. August 1, 2013 Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-181014-01 August 1, 2013

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Morgan Stanley toll-free at 1-866-718-1649.

United Airlines 2013-1 EETC
•
United Airlines, Inc. (“United”) is offering $929,351,000 of Pass Through
Certificates, Series 2013-1 in two classes:
–
Class A of $720,315,000
–
Class B of $209,036,000
•
The proceeds from the offering will be used by United to finance 21 aircraft:
– Finance the purchase of 18 new Boeing 737-900ER aircraft scheduled for delivery between October 2013 and June 2014
(1)
– Finance the purchase of 3 new Boeing 787-8 aircraft scheduled for delivery between October 2013 and May 2014
(2)
•
Bookrunners: Credit Suisse, Morgan Stanley, Deutsche Bank Securities,
Goldman, Sachs & Co. and Citigroup
•
Co-managers: Credit Agricole Securities and Natixis
•
Liquidity Facility Provider: Natixis
Notes:
1. United will have the right to select 18 out of 24 eligible Boeing 737-900ER aircraft scheduled for delivery through June 2014 to be part of the collateral pool for this transaction.
2.    United will have the right to select 3 out of 4 eligible Boeing 787-8 aircraft scheduled for delivery through May 2014 to be part of the collateral pool for this transaction.

UAL 2013-1 EETC Structural Summary
Principal Amount
Expected Ratings (S / F)
Initial LTV
(1)
Interest Rate
Initial Average Life (in years)
Regular Distribution Dates
Expected Principal Distribution Window (in years)
Final Expected Distribution Date
Final Maturity Date
Section 1110 Protection
Liquidity Facility
Depositary
Class A Class B
$720,315,000 $209,036,000
A- / A BB+ / BB+
55.1% 71.0%
Fixed, semi-annual, 30/360 day count
9.1 5.9
February 15 and August 15
1.5 – 12.0 1.5 – 8.0
August 15, 2025 August 15, 2021
February 15, 2027 February 15, 2023
Yes Yes
3 semi-annual 3 semi-annual
interest payments interest payments
Funds raised will be held in escrow with the Depositary and
withdrawn from time to time to purchase Equipment Notes as
the aircraft are financed
Notes:
1. Initial LTV is calculated as of August 15, 2014, the first Regular Distribution Date after all aircraft are expected to have been financed

Key Structural Elements
•
Classes Offered: Two tranches of amortizing debt offered, both of which will benefit from a liquidity facility covering three semi-annual interest payments
•
Waterfall: Interest on the Preferred Pool Balance on the Class B Certificates
is paid ahead of Class A Certificates’ principal (same as CAL 2012-2)
•
Buy-Out Rights:  Class B Certificate holders have the right to purchase all
(but not less than all) of then outstanding Class A Certificates at par plus accrued and unpaid interest upon certain events during a United bankruptcy
•
Cross-Default: Yes, from day one
•
Cross-Collateralization:  Yes, from day one
•
Collateral:  Strategically core aircraft types to United’s fleet operations, all of which are new deliveries. United will choose 18 of 24 eligible Boeing 737-
900ER aircraft and 3 of 4 eligible Boeing 787-8 aircraft to be financed under the transaction

Collateral Summary
Aircraft Aircraft Narrow / Manufacturer's Registration Delivery Aircraft Age New Base Value ($MM)
No. Type Widebody Serial Number Number Date (years) AISI BK MBA LMM
(1)
1 737-924ER Narrow 42818 N68805 Oct-13 New 55.33 52.00 52.82 52.82
2 737-924ER Narrow 42742 N69806 Oct-13 New 55.33 52.00 52.82 52.82
3 737-924ER Narrow 42820 N66808 Nov-13 New 55.42 52.00 52.91 52.91
4 737-924ER Narrow 42819 N68807 Nov-13 New 55.42 52.00 52.91 52.91
5 737-924ER Narrow 42821 N64809 Dec-13 New 55.52 52.00 52.99 52.99
6 737-924ER Narrow 42744 N69810 Dec-13 New 55.52 52.00 52.99 52.99
7 737-924ER Narrow 42175 N68811 Jan-14 New 55.61 52.20 53.08 53.08
8 737-924ER Narrow 43530 N67812 Jan-14 New 55.61 52.20 53.08 53.08
9 737-924ER Narrow 43531 N69813 Feb-14 New 55.70 52.20 53.17 53.17
10 737-924ER Narrow 42176 N66814 Feb-14 New 55.70 52.20 53.17 53.17
11 737-924ER Narrow 42745 N67815 Feb-14 New 55.70 52.20 53.17 53.17
12 737-924ER Narrow 43532 N69816 Feb-14 New 55.70 52.20 53.17 53.17
13 737-924ER Narrow 42177 N68817 Mar-14 New 55.79 52.20 53.25 53.25
14 737-924ER Narrow 43533 N69818 Mar-14 New 55.79 52.20 53.25 53.25
15 737-924ER Narrow 42747 N69819 Mar-14 New 55.79 52.20 53.25 53.25
16 737-924ER Narrow 42178 N63820 Apr-14 New 55.88 52.40 53.34 53.34
17 737-924ER Narrow 43534 N68821 Apr-14 New 55.88 52.40 53.34 53.34
18 737-924ER Narrow 43535 N68822 Apr-14 New 55.88 52.40 53.34 53.34
19 787-8 Wide 36400 N27908 Oct-13 New 129.03 124.00 123.59 124.00
20 787-8 Wide 34827 N26909 Jan-14 New 129.67 125.70 124.20 125.70
21 787-8 Wide 34826 N26910 Mar-14 New 130.10 125.70 124.61 125.70
Target Aircraft Subtotal
(2)
21 aircraft New $1,390.37 $1,314.40 $1,328.45 $1331.45
(3)
22 737-924ER Narrow 42179 N68823 May-14 New 55.97 52.40 53.43 53.43
23 737-924ER Narrow 42746 N69824 May-14 New 55.97 52.40 53.43 53.43
24 737-924ER Narrow 42748 N66825 May-14 New 55.97 52.40 53.43 53.43
25 737-924ER Narrow 42180 N69826 Jun-14 New 56.07 52.40 53.51 53.51
26 737-924ER Narrow 44580 N67827 Jun-14 New 56.07 52.40 53.51 53.51
27 737-924ER Narrow 44581 N66828 Jun-14 New 56.07 52.40 53.51 53.51
28 787-8 Wide 34828 N49911 May-14 New 130.53 127.50 125.03 127.50
Substitution Aircraft Subtotal 7 aircraft
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by AISI, BK Associates and Morten Beyer & Agnew.
An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2. 21 aircraft will be financed from the proceeds of this offering; 18 new B737-900ER and 3 new B787-8 aircraft will be selected from a list of 28 aircraft scheduled for delivery in 2013 and 2014. Value assumes that the first 21 new aircraft in chronological order of delivery are selected by United for the transaction
3. The Aggregate Appraised Aircraft Value at August 15, 2014 after all Aircraft have been delivered will be $1,308,033,650

Collateral Pool
•
The collateral pool benefits from diversification of two strategically core aircraft types
–
72% Narrowbody / 28% Widebody Mix
–
100% New
UAL 2013-1 Collateral Mix
Distribution of Appraised Value
Vintage: 0% New: 100%
737-900ER
$956MM
787-8
$375MM
Widebodies: 28% Narrowbodies: 72%
Total: $1,331MM

Aircraft Appraisals
•
United has obtained Base Value Desktop Appraisals from three appraisers
(AISI, BK Associates and Morten Beyer & Agnew)
• Aggregate aircraft appraised value of approximately $1,331 million
(1)
• Appraisals available in the Preliminary Prospectus Supplement
•
Appraisals indicate an initial collateral cushion of 44.9% and 29.0% on the
Class A and B respectively
(2)
, which increases over time as the debt amortizes
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by three appraisers. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. Assumes that United finances the first 18 Boeing 737-900ER aircraft and the first 3 Boeing 787-8 aircraft scheduled for delivery from which United may select. The Aggregate Appraised Aircraft Value at August 15, 2014
after all Aircraft have been delivered will be $1,308,033,650
2. Initial collateral cushion is calculated as of August 15, 2014, the first Regular Distribution Date after all aircraft are expected to have been financed

Collateral Overview
Boeing 737-900ER
•
Overview:
The 737-900ER is the largest variant of world’s all-time best selling 737NG family of narrowbody commercial aircraft
•
Strengths
(1)
:
–
Very similar build and configuration to the 737-800, but longer fuselage accommodates 13 additional passengers with transcontinental capability in United’s standard two-class configuration
–
Introduced in 2007, the 737-900ER is the newest member of the 737NG family with up to 177 commercial aircraft in service and 349 on order
–
Lowest operating unit cost per seat among in-production narrowbodies
•
Importance to United:
–
Allows United to increase available capacity in higher demand domestic markets with a marginal increase in trip cost as compared to other 737NG aircraft
–
United also views the aircraft as an attractive alternative for domestic 757-200 aircraft
1. Sources: Ascend, The Boeing Company, United Airlines

Lion air

UNITED

DELTA

Alaska Airlines

CIT

OMAN AIR

spicejet

Ростехнологии

UTair

KOREAN AIR

GE Capital Aviation Services

EL AL ISRAEL AIRLINES

Sky airlines

SOMON AIR

TURKISH AIRLINES

UNIDENTIFIED

Lion air

UNITED

GE Capital

KOREAN AIR

Alaska Airlines

Sky airlines

SOMON AIR

spicejet

TURKISH AIRLINES

Boeing 737-900ER Market
16 Customers for 526 Net Orders (1)
(38)
(6)
(137)
(4)
(6)
(180)
(8)
(2)
(2)
(7)
(6)
(15)
(100)
(6)
(4)
(64) (75)
(2)
(6)
(4)
(6)
(2)
(10)
177 deliveries to 9 customers
Notes:
1. Net orders are defined as gross orders minus cancellations by customers inclusive of aircraft deliveries, through June
2013. Deliveries are through June 2013
Net orders from customers
(8)
(5)

Collateral Overview
Boeing 787-8 “Dreamliner”
•
Overview:
New generation long range aircraft with size similar to current 767s in fleet –
219 passengers in United’s standard two-class configuration (36 business / 183 premium and regular economy)
•
Strengths
(1)
:
–
58 airlines and leasing companies have ordered 930 aircraft as of June 2013
(2)
–
Intercontinental range to serve destinations not accessible with 767 aircraft (e.g.
Denver to Narita service launched on June 10, 2013)
–
Superior economic performance anticipated
o
o
o
o
•
Importance to United:
–
Provides United with a cost-efficient, long-range, medium-density route aircraft
–
An attractive replacement on 767 routes and certain 777 markets
1. Sources: Ascend, The Boeing Company, United Airlines
2. Includes orders of 787-8, -9 and -10 variants
Up to 20% lower fuel consumption than equivalent sized aircraft
15-25% lower operating costs
Up to 30% lower airframe maintenance costs and longer intervals between maintenance checks
20% weight savings due to an airframe comprised of nearly 50% carbon fiber

AEROFLOT Russian Airlines
air astana
Air Niugini
airberlin
AIR CANADA
AirEuropa
AIR INDIA
ALAFCO
Avianca
AVIATION CAPITAL GROUP
AZAL
Biman BANGLADESH AIRLINES
Jet
CIT
中国南方航空 CHINA SOUTHERN
DELTA
Ethiopian
طيران الخليج GULF AIR
ICELANDAIR
norwegian.com
Kenya Airways The Pride of Africa
Iraqi airways
QANTAS
POLISH AIRLINES LOT
royal air maroc
OMAN AIR
Lion air
PrivatAir
QATAR AIRWAYS القطرية
ROYAL BRUNEI
ROYAL JORDANIAN
TUI
TRANSAERO
UZBEKISTAN airways
TRAVEL
UNIDENTIFIED
LAN
UNITED
SINGAPORE AIRLINES
JAL
AIR LEASE CORPORATION
ETIHAD
arkia
Vietnam Airlines
ILFC
BRITISH AIRWAYS
American Airlines
AEROMEXICO
ANA
AIR CHINA
AIRFRANCE KLM
AIR NEW ZEALAND
Arik
KOREAN AIR
SAUDI ARABIAN AIRLINES
virgin atlantic
JET AIRWAYS

Boeing 787-8/9/10 Market
58 Customers for 930 Net Orders (1)
B787-8 / 9 / 10 519 B787-8
361 B787-9
1. Sources: The Boeing Company, Net orders are defined as gross orders minus cancellations by customers inclusive of aircraft deliveries through June 2013. Net
Orders also includes 50 787-10 aircraft ordered through June 2013